Exhibit 99.1

Release No. 0907-13                                                                                                FOR IMMEDIATE RELEASE
September 25, 2007

RAYMOND JAMES FINANCIAL, INC.
REPORTS AUGUST 2007 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
“In spite of the volatile stock and bond markets occasioned by a combination of the sub-prime mortgage crisis, record high oil prices, the turbulent high-yield bond market, and an eroding value of the dollar, August commission and fee activity increased 34 percent over last year. On the other side of the ledger, even without direct sub-prime exposure, trading results were poor in August because of the turmoil,” stated Chairman and CEO Thomas A. James.
“Raymond James Bank, opportunistically, has been investing its growing deposit base in attractive loans at an unprecedented rate in the fourth fiscal quarter. Consequently, future earnings power will be enhanced, but the attendant creation of large loan loss reserves will materially depress its fourth quarter earnings. Furthermore, the recent reversals in the discount rate and the Fed rate have lowered the overnight rate and depressed bank and brokerage firm net spreads for the near term.”
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 4,640 financial advisors serving 1.6 million accounts in 2,200 locations throughout the United States, Canada and overseas. Total client assets are approximately $207 billion. Approximately $36 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2006 annual report on Form 10-K and quarterly report ended June 30, 2007 on Form 10-Q, which are available on raymondjames.com and sec.gov.

	August 2007	August 2006	July 2007
	(23 business days)	(23 business days)	(21 business days)

Securities commissions/fees (1)	$155.1 mil.	$ 115.8 mil.	$146.9 mil.

Assets under management (2)	$36.0 bil.	$ 31.6 bil.	$35.4 bil.

# of managed/co-managed underwritings (3)	4	4	4

Total customer assets under administration	$206.6 bil.	$ 176.7 bil.	$204.2 bil.

Raymond James Bank Total Assets (4)	$6.1 bil.	$3.1 bil.	$5.7 bil.

(1)	Includes all securities commissions and fees generated by our financial advisors, both private client and institutional, except for certain less significant international joint ventures.

(2)
This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

(3)	This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions and transaction fees.

(4)	This illustrates the progress made in growing the use of Raymond James Bank as a cash sweep option for brokerage clients, thus increasing the Company’s net interest earnings.

For more information, contact Anthea Penrose at 727-567-2824
Please visit the Raymond James Press Center at raymondjames.com/media.